Issuer Free Writing Prospectus Dated December 5, 2006

Filed Pursuant to Rule 433

Relating to Prospectus Supplement Dated December 1, 2006

Registration Statement No. 333-138516

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-610-660-7817.

Detailed information regarding payment for CEDC shares by Polish individual investors

According to the provisions of the CEDC prospectus ING Securities S.A., acting as the Polish Manager of the Offer, hereby informs that payments for shares can be made in cash or by a bank transfer to the following bank account:

•	beneficiary: ING Securities SpóŁka Akcyjna in Warsaw

•	account number: 53 1050 0086 1000 0022 0002 4434

•	bank transfer details: Name and Surname of the investor, subscription for CEDC shares

We would also like to draw attention of potential investors to the fact that in case of payments by bank transfer the money will need to appear on beneficiary’s bank account not later than at time the investor makes the subscription.